Exhibit (C)(2)

Confidential Presentation to the Special Committee of the Board of Directos of Smith & Wollensky TM February 25, 2007 TM Capital Merchant Bankers & Financial Advisors

Table of Contents Tab Transaction Overview Page I Situation Overview 1 Transaction Summary 3 Overview of The Patina Restaurant Group  4 II Smith & Wollensky Restaurant Group, Inc. Stock Price and Volume Analyses5 Ownership Summary 9 Historical Financial Information 10 Projected Financial Information 15 Location Information 19 III Valuation Analyses Analysis of Selected Publicly Traded Companies 21 Analysis of Recent Public Merger & Acquisition Transactions 27 Analysis of Stock Price Premiums Paid in Recent M&A Transactions 30 Discounted Cash Flow Analysis  31 Valuation Summary  32 IV Post-Closing Transaction with Stillman Restaurant Group Transaction Overview 33 Stillman Group Pro Forma Financial Statements  34 Valuation Summary 36

TAB I: Transaction Overview

Situation Overview On January 12, 2007, The Smith & Wollenksy Restaurant Group, Inc. (the “Company” or “SWRG”) received an unsolicited proposal from Landry’s Restaurants, Inc. (“Landry’s”) to acquire the Company Proposed purchase price of $7.50 per share Subject to various conditions Landry’s proposal followed preliminary discussions between the management of the Company and Landry’s On January 15, 2007, the Company's board of directors met and authorized a Special Committee to evaluate Landry’s proposal and consider alternatives Willkie Farr & Gallagher LLP retained as counsel to the Special Committee On January 17, 2007, the Special Committee retained TM Capital Corp. (“TM Capital”) as its financial advisor in connection with evaluating the Landry’s proposal and considering alternatives to maximize shareholder value On January 26, 2007, Landry’s filed a Form 13-D indicating ownership of 726,000 shares, or 8.4% of the Company’s outstanding common stock 1 The Smith & Wollensky Restaurant Group, Inc. Chicago New York Las Vegas

Situation Overview With the assistance of the Company and its senior management, TM Capital prepared confidential marketing materials and approached a targeted group of potential strategic and financial transaction partners All parties were required to execute a confidentiality agreement with standstill provisions prior to receiving confidential marketing materials and data-room access and meeting Company management 38 strategic parties contacted, with 12 parties receiving confidential materials 6 financial parties contacted, with 5 parties receiving confidential materials Landry’s approached but declined to sign confidentiality agreement with standstill provisions Marketing efforts to potential strategic and financial transaction partners culminated in two offers received on February 21, 2007 Patina Restaurant Group, LLC (“Patina”) Proposed purchase price of $9.25 per share Due diligence completed and financial resources confirmed Agreement with the Stillman Restaurant Group to acquire certain assets and assume certain liabilities post closing for a cash payment of $5.3 million Minimal comments on proposed merger agreement Alternative Bidder Proposed purchase price of $8.75 per share Some confirmatory due diligence remaining and no financing contingency (however, financing is not committed) 2 The Smith & Wollensky Restaurant Group, Inc.

Summary of Patina Group and Stillman Restaurant Group Transactions 3 Patina to acquire all of the outstanding common stock of the Company in an all cash transaction at $9.25 per share Cash payment for the in-the-money value of outstanding options Equity Value - $82.2 million and Enterprise Value - $81.3 million (a) Transaction would be effected through a wholly owned subsidiary of Patina being merged with and into the Company, with the Company as the surviving entity Simultaneous agreement with the Stillman Restaurant Group regarding certain post closing transactions, including: Sale of the Company’s New York City operations and certain other assets to the Stillman Restaurant Group, including owned real estate related to closed stores in New Orleans and Dallas Assumption of certain liabilities of the Company by the Stillman Restaurant Group, including debt related to the closed store in New Orleans Cash consideration of $5.3 million paid by the Stillman Restaurant Group to the Company Proposal subject to the execution of definitive agreements between Patina and St. James Associates, L.P. and with Alan Stillman Transaction Summary (a) Includes cash, net of debt and capital lease obligations.

Overview of Patina Restaurant Group 4 Currently operating 26 upscale dining restaurants located in New York, New Jersey, California and Nevada Majority owned by Shidax Corporation (“Shidax”) Traded on the Japanese JASDAQ Securities Exchange (ticker: 4837) Annual revenues exceeding $1.3 billion in 2006 On May 2, 2006, Shidax and management of Restaurant Associates, led by Fortunato N. Valenti and Joachim Splichal, acquired the Eatery Operations of Restaurant Associates and Patina Group LLC for $90 million Acquired from Compass Group PLC Mr. Valenti currently serves as Chief Executive Officer of Patina Previously President of Restaurant Associates’ Restaurant Group since 1981 Nearly 40 years of restaurant industry experience The Patina Restaurant Group, LLC

TAB II: Smith & Wollensky Restaurant Group, Inc.

Stock Price History Since IPO 5 Closing Share Price 2/22/07: $8.05 Initial Public Offering Price 5/23/01: $8.50 Source: Bloomberg $2.00 $3.00 $4.00 $5.00 $6.00 $7.00 $8.00 $9.00 Closing Price per Share 2002 2003 2004 2005 2006 2007

Five Year Trading Volume History 6 Average Monthly Volume: 703,838 shares * Source: Bloomberg * Partial Trading Month February 2007 0 500 1,000 1,500 2,000 2,500 3,000 2002 2003 2004 2005 2006 2007 Monthly Volume (in thousands)

Historical Stock Price Analysis – Since February 2006



Closing Price per Share
$8.50
$8.00
$7.50
$7.00
$6.50
$6.00
$5.50
$5.00
$4.50
$4.00
February 06
May 06
August 06
November 06
February 07
3/3/06: Announces February same store sales increased 1.6%
5/8/06: Announces April same store sales decreased 4.7%
4/3/06: Announces 4th quarter and year end results, March same store sales decreased 3.0%
6/2/06: Announces May same store sales decreased 3.9%
7/11/06: Announces June same store sales decreased 2.9%
8/2/06: Announces July same store sales increased 1.5%
8/9/06: Reports second quarter financial results
9/5/06: Announces August same store sales increased 7.1%
10/10/06: Announces September same store sales increased 0.9%
11/7/06: Announces October same store sales increased 9.8%
11/20/06: Reports third quarter financial results
11/30/06: Announces November same store sales increased 2.8%
12/8/06: Announces plans close to Dallas restaurant
1/5/07: Announces December same store sales increased 1.8%
1/16/07: Landry's announces proposal to acquire S&W for $7.50 per share
1/22/07: Retention of TM Capital Corp. announced
1/26/07: Landry's files a Form 13-D indicating ownership of 726,000 shares, or 8.4% of S&W common stock
2/1/07: Announces January same store sales decreased 2.7%
2/5/07: Announces closing of Cité restaurant

7

Source: Bloomberg, Company press releases

Shares of SWRG Traded at or Below Analysis 8 Source: Bloomberg (a) As of February 22, 2007 per Company management. Does not include shares issuable upon exercise of stock options. Latest 12 Months Ended 1/12/07 Latest 12 Months Ended 2/22/07 44.1% 100.0% 44.8% 24.0% 37.1% 44.8% 93.5% 97.4% — 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% $5.00 $5.50 $6.00 $6.50 $7.00 $7.50 $8.00 $8.50 Price per Share % of Total Volume 49.0% 98.6% 88.2% 82.6% 34.3% 5.4% 73.1% 100.0% — 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% $4.50 $4.75 $5.00 $5.25 $5.50 $5.75 $6.00 $6.25 Price per Share % of Total Volume Total Shares Traded 3,002,754 % of Shares Outstanding (a) 34.9% Avg. Daily Volume 12,206 Total Shares Traded 5,882,151 % of Shares Outstanding (a) 68.4% Avg. Daily Volume 23,814

Smith & Wollensky Restaurant Group Ownership Summary

Smith&Wollensky

Shareholders	Common Stock Outstanding (a) Beneficially Owned	% of Total Outstanding
Institutional Shareholders		
LaGrange Capital Administration, L.L.C.	1,057,621	12.3%
Granite Capital, L.P.	623,000	7.2%
Heartland Advisors, Inc.	618,300	7.2%
Dimensional Fund Advisors Inc.	584,089	6.8%
SJ Strategic Investments LLC	448,672	5.2%
Andreeff Equity Advisors	346,459	4.0%
Cramer Rosenthal	201,743	2.3%
Vanguard Group Inc.	181,309	2.1%
All Others	575,003	6.7%
Total Institutional Shareholders	4,636,196	53.9%
Landry's Restaurants, Inc.	726,000	8.4%
Officers & Directors (b)		
Alan N. Stillman (c)	1,467,952	17.1%
Eugene I. Zuriff (d)	25,000	0.3%
Robert D. Villency	8,760	0.1%
Jacob Berman	5,000	0.1%
Samuel Goldfinger	2,450	0.0%
Total Officers & Directors	1,509,162	17.6%
Other Shareholders	1,726,685	20.1%
Total Shares Outstanding	8,598,043 (e)	100.0%

Sources: Bloomberg, Form 13-D dated January 16, 2007, Form 4 Dated November 29, 2006, 10-Q dated October 2, 2006 and Proxy Filing dated May 31, 2006

(a) Excluding options.

(b) As of May 31, 2006, except Alan Stillman.

(c) Per Form 4 filed November 29, 2006. Includes 107,500 shares owned by Stillman's First, Inc., 348,191 shares held by La Cite, Inc., 395,070 shares held by White & Witkowsky, Inc., 385,400 shares held by Thursdays Supper Pub, Inc. and 175,000 shares held by the Alan N. Stillman Grantor Retained Interest Trust. Does not include 90,754 shares held by the Donna Stillman Trust.

(d) Includes 6,000 shares held by Mr. Zuriff's individual retirement account. Does not include 5,000 shares held by a member of Mr. Zuriff's family.

(e) As of February 22, 2007, per Company management.

9

Historical Operating Data – Public Reporting Format

Smith&Wollensky.

($ in thousands, except per share amounts)

	Fiscal Year				
	2002 (a)	2003 (a)	2004	2005	2006 (b)
Consolidated Restaurant Sales	$87,354	$103,500	$123,132	$125,447	$124,820
Cost of Consolidated Restaurant Sales:					
Food and Beverage Costs	25,044	32,158	38,709	38,021	38,604
Salaries and Related Benefit Expenses	25,885	29,464	35,915	37,112	34,458
Restaurant Operating Expenses	13,840	17,087	20,105	21,257	21,039
Occupancy and Related Expenses	6,118	5,851	6,489	7,609	8,570
Marketing and Promotional Expenses	3,615	4,050	5,332	4,976	3,956
Depreciation and Amortization Expenses	3,572	4,025	4,312	4,778	4,216
Impairment of Assets	—	—	—	750	5,959
Insurance Proceeds, Net	—	—	—	314	(1,175)
Total Cost of Consolidated Restaurant Sales	78,074	92,635	110,862	114,817	115,627
Income from Consolidated Restaurant Operations	9,280	10,865	12,270	10,630	9,193
Management Fee Income	(469)	(1,210)	(1,192)	(994)	(980)
Income from Consolidated and Managed Restaurants	9,749	12,075	13,462	11,624	10,173
General and Administrative Expenses	9,715	10,618	10,786	10,195	9,757
Royalty Expense	1,089	1,418	1,782	1,830	1,886
Operating Income (Loss)	(1,055)	39	894	(401)	(1,470)
Interest Expense, Net	58	965	1,511	1,037	548
Income (Loss) before Provision for Income Taxes	(1,113)	(926)	(617)	(1,438)	(2,018)
Provision for Income Taxes	169	206	225	654	639
Income (Loss) Before Income of Consolidated Variable Interest Entity	(1,282)	(1,132)	(842)	(2,092)	(2,657)
Income (Loss) of Consolidated Variable Interest Entity	914	368	1,198	984	904
Net Income (Loss)	($2,196)	($1,500)	($2,040)	($3,076)	($3,561)
Net Income (Loss) per Share - Diluted	($0.23)	($0.16)	($0.22)	($0.33)	($0.41)
Weighted Average Common Shares - Diluted	9,354	9,364	9,377	9,264	8,637
Adjusted EBITDA Calculation					
Operating Income (Loss)	($1,055)	$39	$894	($401)	($1,470)
Plus: Income (Loss) of Consolidated Variable Interest Entity	(914)	(368)	(1,198)	(984)	(904)
Adjusted Operating Income	(1,969)	(329)	(304)	(1,385)	(2,374)
Plus: Depreciation - Restaurants	3,572	4,026	4,312	4,778	4,216
Plus: Depreciation - Corporate	443	421	382	447	810
Plus: Non-Recurring Items	75	—	—	1,064	4,784
Adjusted EBITDA	$2,121	$4,118	$4,389	$4,904	$7,436
Sales Growth	—	18.5%	19.0%	1.9%	(0.5%)
Comparable Restaurant Sales Growth	—	12.3%	5.9%	1.1%	(0.5%)
Operating Margin	(1.2%)	0.0%	0.7%	(0.3%)	(1.2%)
Adjusted EBITDA Margin	2.4%	4.0%	3.6%	3.9%	6.0%
Net Margin	(2.5%)	(1.4%)	(1.7%)	(2.5%)	(2.9%)

Note: There are immaterial differences between the public reporting format and Company format financial statements.

(a) Maloney & Porcelli results consolidated for comparability with future periods.

(b) Results for 2006 are preliminary and have been provided by Company management.

10

Annual Income Statement Data 2002-2006 – Company Format 11 ($ in thousands) Fiscal Year Total Restaurant Sales: 2002 (a) 2003 (a) 2004 2005 2006 (b) Smith & Wollensky $55,284 $71,907 $90,132 $93,152 $92,967 Other New York Restaurants 32,070 31,593 33,000 32,295 31,853 Total Restaurant Sales 87,354 103,500 123,132 125,447 124,820 Restaurant Operating Expenses, exc. Depreciation Smith & Wollensky 48,199 60,983 76,780 80,982 79,139 Other New York Restaurants 27,855 28,851 31,500 30,487 30,088 Total Restaurant Operating Expenses, exc. Depreciation 76,055 89,835 108,279 111,469 109,227 Restaurant EBITDA: Smith & Wollensky 7,084 10,924 13,352 12,170 13,828 Other New York Restaurants (c) 4,215 2,742 1,501 1,808 1,765 Total Restaurant EBITDA 11,299 13,666 14,853 13,977 15,593 Other Operating Expenses (Income): Management & Royalty Fee Income (1,190) (1,210) (1,192) (994) (980) Rental & Retail Income (276) (188) (364) (124) 97 Corporate G&A 9,489 10,406 10,779 9,888 8,850 Reserve on Receivable from ONEcps 722 — — — — Pre-Opening Supply Amortization 123 178 305 113 109 Deferred Rent 140 27 123 189 (20) Location Startup Costs 160 337 812 3 99 Impairment of Assets 75 — — 1,064 5,959 Insurance Proceeds — — — — (1,175) Depreciation - Restaurants 3,572 4,026 4,312 4,778 4,216 Depreciation - Corporate 443 421 382 447 810 Operating Income (1,958) (331) (304) (1,386) (2,372) Interest Expense (Income) 73 966 1,511 1,037 548 Pre-Tax Income (2,031) (1,297) (1,815) (2,422) (2,919) Provision for Income Taxes 169 206 225 654 639 Net Income ($2,199) ($1,503) ($2,040) ($3,077) ($3,558) Adjusted EBITDA Calculation: Operating Income ($1,958) ($331) ($304) ($1,386) ($2,372) Plus: Non-Recurring Items 75 — — 1,064 4,784 Plus: Depreciation & Amortization 4,015 4,447 4,693 5,225 5,026 Adjusted EBITDA $2,131 $4,116 $4,390 $4,903 $7,438 Sales Growth: Smith & Wollensky — 30.1% 25.3% 3.4% (0.2%) Other New York Restaurants — (1.5%) 4.5% (2.1%) (1.4%) Restaurant EBITDA Margin: Smith & Wollensky 12.8% 15.2% 14.8% 13.1% 14.9% Other New York Restaurants 13.1% 8.7% 4.5% 5.6% 5.5% Adjusted Consolidated EBITDA Margin: 2.4% 4.0% 3.6% 3.9% 6.0% (a) Maloney & Porcelli results consolidated for comparability with future periods. (b) Results for 2006 are preliminary and have been provided by Company management. (c) Minority interest in Maloney & Porcelli deducted from Restaurant EBITDA.

Quarterly Income Statement Data 2005-2006 – Company Format 12 ($ in thousands) Fiscal Year 2005 Fiscal Year 2006 Restaurant Sales: Q1 Q2 Q3 Q4 Total Q1 Q2 Q3 Q4 (a) Total Smith & Wollensky $25,046 $24,025 $20,257 $23,823 $93,152 $24,402 $22,968 $20,358 $25,240 $92,967 Other New York Restaurants 7,947 7,947 6,555 9,846 32,295 6,410 7,274 7,199 10,969 31,853 Total Restaurant Sales 32,994 31,972 26,812 33,669 125,447 30,812 30,242 27,557 36,209 124,820 Restaurant Operating Expenses, exc. Depreciation Smith & Wollensky 21,070 20,880 19,000 20,032 80,982 20,680 19,484 18,270 20,705 79,139 Other New York Restaurants 7,412 7,357 6,823 8,895 30,487 6,521 7,160 7,080 9,326 30,088 Total Restaurant Operating Expenses, exc. Depreciation 28,482 28,237 25,823 28,928 111,469 27,202 26,644 25,350 30,031 109,227 Restaurant EBITDA: Smith & Wollensky 3,977 3,145 1,257 3,791 12,170 3,722 3,484 2,088 4,535 13,828 Other New York Restaurants (b) 535 590 (268) 951 1,808 (111) 114 119 1,643 1,765 Total Restaurant EBITDA 4,512 3,735 989 4,741 13,977 3,610 3,598 2,207 6,178 15,593 Other Operating Expenses (Income): Management & Royalty Fee Income (251) (248) (216) (279) (994) (238) (235) (217) (291) (980) Rental & Retail Income (126) (125) 17 111 (124) 11 4 5 77 97 Corporate G&A 2,361 2,153 2,969 2,404 9,888 2,538 2,050 1,976 2,286 8,850 Reserve on Receivable from ONEcps — — — — — — — — — — Pre-Opening Supply Amortization 113 — — — 113 — 49 49 12 109 Deferred Rent 47 47 47 47 189 (13) 19 (13) (13) (20) Location Startup Costs — 3 — — 3 0 80 — 19 99 Impairment of Assets — — — 1,064 1,064 — — 828 5,132 5,959 Insurance Proceeds — — — — — (546) (423) (156) (50) (1,175) Depreciation - Restaurants 1,310 1,220 1,039 1,208 4,778 1,068 1,055 1,049 1,044 4,216 Depreciation - Corporate 93 122 115 117 447 47 198 253 312 810 Operating Income 965 562 (2,982) 70 (1,386) 744 801 (1,568) (2,349) (2,372) Interest Expense (Income) 461 339 132 104 1,037 126 133 151 137 548 Pre-Tax Income 504 223 (3,115) (35) (2,422) 618 668 (1,719) (2,486) (2,919) Provision for Income Taxes 57 118 115 365 654 110 104 127 298 639 Net Income $447 $105 ($3,229) ($399) ($3,077) $507 $564 ($1,845) ($2,784) ($3,558) Adjusted EBITDA Calculation: Operating Income $965 $562 ($2,982) $70 ($1,386) $744 $801 ($1,568) ($2,349) ($2,372) Plus: Non-Recurring Items — — — 1,064 1,064 (546) (423) 672 5,082 4,784 Plus: Depreciation & Amortization 1,403 1,343 1,154 1,325 5,225 1,115 1,252 1,303 1,356 5,026 Adjusted EBITDA $2,368 $1,905 ($1,828) $2,459 $4,903 $1,312 $1,631 $407 $4,088 $7,438 Sales Growth: Smith & Wollensky — (4.1%) (15.7%) 17.6% 3.4% 2.4% (5.9%) (11.4%) 24.0% (0.2%) Other New York Restaurants — (0.0%) (17.5%) 50.2% (2.1%) (34.9%) 13.5% (1.0%) 52.4% (1.4%) Restaurant EBITDA Margin: Smith & Wollensky 15.9% 13.1% 6.2% 15.9% 13.1% 15.3% 15.2% 10.3% 18.0% 14.9% Other New York Restaurants 6.7% 7.4% (4.1%) 9.7% 5.6% (1.7%) 1.6% 1.7% 15.0% 5.5% Adjusted Consolidated EBITDA Margin 7.2% 6.0% (6.8%) 7.3% 3.9% 4.3% 5.4% 1.5% 11.3% 6.0% (a) Results for 2006 are preliminary and have been provided by Company management. (b) Minority interest in Maloney & Porcelli deducted from Restaurant EBITDA.

Historical Consolidated Balance Sheets 13 ($ in thousands) As of Fiscal Year Assets: 2004 2005 2006 (a) Cash and Cash Equivalents $1,821 $2,362 $8,270 Short-Term Investments 195 265 311 Accounts Receivable, Net 576 549 514 Credit Card Receivable, Net 1,438 1,990 2,217 Due from Managed Units 352 750 116 Merchandise Inventory 5,139 4,589 4,961 Prepaid Expenses and Other Current Assets 1,103 1,486 1,408 Total Current Assets 10,624 11,991 17,797 Property and Equipment, Net 73,253 59,633 47,213 Assets Held for Sale — — 5,459 Goodwill 6,886 6,886 6,886 Licensing Agreement, Net 3,637 3,471 2,975 Long-Term Investments — 4,417 3,175 Other Assets 4,728 4,208 3,990 Total Non-Current Assets 88,504 78,615 69,698 Total Assets $99,128 $90,606 $87,495 Liabilities & Stockholders' Equity Current Portion of Long-Term Debt $3,329 $202 $944 Current Portion of Obligations Under Capital Leases — 139 148 Current Portion of Deferred Gain — 365 367 Due to Managed Units 674 538 967 Accounts Payable and Accrued Expenses 15,064 13,578 14,225 Total Current Liabilities 19,067 14,822 16,651 Obligations under Capital Leases 11,624 7,749 7,601 Deferred Gain on Sales Leasebacks — 12,958 12,604 Long-Term Debt, Net of Current Portion 9,611 3,113 2,180 Deferred Rent 8,647 9,133 9,120 Total Non-Current Liabilities 29,882 32,953 31,505 Total Liabilities 48,949 47,775 48,156 Interest in Consolidated Variable Interest Entity (572) (668) (494) Total Stockholders' Equity 50,751 43,499 39,833 Total Liabilities and Stockholders' Equity $99,128 $90,606 $87,495 Book Value Per Share $5.41 $5.02 $4.64 Shares Outstanding 9,378 8,664 8,591 (a) Results for 2006 are preliminary and have been provided by Company management.

Historical Consolidated Cash Flow Statements 14 ($ in thousands) Fiscal Year Cash Flows from Operating Activities: 2004 2005 2006 (a) Net loss ($2,040) ($3,076) ($3,559) Adjustments: Depreciation and Amortization 4,694 5,216 5,029 Amortization of Debt Discount 112 61 42 Impairment of Assets — 750 5,959 Write-Down of Renovated Restaurant Assets — 314 — Deferred Gain on Sale Leaseback — (227) (354) Stock Based Compensation 50 — 222 Deferred Rent 140 220 (13) Tenant Improvement Allowances 2,375 266 — Accretive Interest on Capital Lease Obligation 133 51 — Income of Consolidated Variable Interest Entity 1,198 984 904 Consolidation of Variable Interest Entity 284 — — Total Adjustments 8,986 7,635 11,789 Changes in Working Capital: Accounts Receivable 316 (924) 448 Merchandise Inventory (390) 550 (372) Prepaid Expenses and Other Current Assets (258) (432) 78 Other Assets (812) 208 (27) Accounts Payable and Accrued Expenses 3,164 (1,623) 1,073 Total Changes in Working Capital 2,020 (2,221) 1,199 Net Cash Provided by Operating Activities 8,966 2,338 9,429 Cash Flows from Investing Activities: Purchase of Property and Equipment (14,789) (1,578) (3,528) (Purchase) / Sale of Non-Depreciable Assets (114) — 200 Purchase of Investments — (8,174) — Proceeds from Sale of Investments 925 3,750 1,243 Proceeds from Sale of Property — 19,321 — Payments under Licensing Agreement (457) — — Cash Flows Provided by (Used in) in Investing Activities (14,435) 13,319 (2,085) Cash Flows from Financing Activities: Proceeds from Issuance of Long-term Debt 4,000 — — Proceeds from Issuance of Short-term Debt 2,000 — — Proceeds from Capital Lease Obligations 1,500 — — Principal Payments of Long-term Debt (1,280) (9,625) (191) Principal Payments of Capital Lease Obligations — (174) (139) Net Proceeds from Exercise of Options, Net of Tax Benefit 12 64 5 Purchase of Treasury Stock — (4,301) (379) Distribution to Owners of Consolidated Variable Interest Entity (840) (1,080) (730) Cash Flows Provided by (used in) Financing Activities 5,392 (15,116) (1,434) Net Change in Cash and Cash Equivalents (77) 541 5,909 Cash and Cash Equivalents at Beginning of Year 1,898 1,821 2,362 Cash and Cash Equivalents at End of Year $1,821 $2,362 $8,271 (a) Results for 2006 are preliminary and have been provided by Company management.

Projected Consolidated Income Statement Data – Public Reporting Format 15 ($ in thousands, except per share amounts) Fiscal Year 2007P (a) Fiscal Year (a) Q1 Q2 Q3 Q4 Total 2008P 2009P 2010P 2011P Consolidated Restaurant Sales $32,810 $28,946 $25,738 $32,919 $120,413 $126,938 $141,150 $156,199 $171,927 Cost of Consolidated Restaurant Sales: Food and Beverage Costs 9,876 8,674 7,742 9,837 36,130 38,286 42,596 47,096 51,799 Salaries and Related Benefit Expenses 8,786 7,989 7,949 7,923 32,647 34,931 39,051 43,313 48,035 Restaurant Operating Expenses 5,394 4,664 4,588 5,004 19,650 20,748 23,110 25,509 28,013 Occupancy and Related Expenses 2,242 1,955 1,903 2,048 8,148 8,583 9,551 10,616 11,747 Marketing and Promotional Expenses 924 708 771 777 3,181 3,587 4,049 4,444 4,843 Depreciation and Amortization Expenses 1,890 1,150 1,150 1,150 5,340 4,840 5,380 5,920 6,420 Total Cost of Consolidated Restaurant Sales 29,113 25,140 24,104 26,739 105,096 110,974 123,737 136,899 150,857 Income from Consolidated Restaurant Operations 3,697 3,807 1,633 6,180 15,317 15,964 17,413 19,300 21,070 Management Fee Income (223) (221) (205) (273) (922) (928) (947) (966) (985) Income from Consolidated and Managed Restaurants 3,920 4,027 1,838 6,453 16,239 16,892 18,360 20,265 22,055 General and Administrative Expenses 1,903 2,317 2,316 2,316 8,852 9,833 10,280 10,586 11,061 Royalty Expense 483 455 402 486 1,827 1,919 2,015 2,062 2,107 Operating Income (Loss) 1,534 1,255 (880) 3,651 5,560 5,139 6,065 7,618 8,887 Interest Expense, Net 115 43 29 29 216 203 82 58 58 Income (Loss) before Provision for Income Taxes 1,419 1,212 (909) 3,622 5,343 4,936 5,982 7,560 8,829 Provision for Income Taxes 674 364 (273) 1,087 1,851 1,728 2,094 2,646 3,090 Income (Loss) before Income of Consolidated Variable Interest Entity 745 849 (636) 2,535 3,492 3,208 3,888 4,914 5,739 Income (Loss) of Consolidated Variable Interest Entity 87 189 77 466 819 974 1,005 1,036 1,067 Net Income (Loss) $658 $660 ($713) $2,069 $2,672 $2,234 $2,883 $3,878 $4,672 Net Income (Loss) per Share - Diluted $0.08 $0.08 ($0.08) $0.24 $0.31 $0.26 $0.33 $0.45 $0.54 Weighted Average Common Shares - Diluted 8,637 8,637 8,637 8,637 8,637 8,637 8,637 8,637 8,637 Adjusted EBITDA Calculation Operating Income (Loss) $1,534 $1,255 ($880) $3,651 $5,560 $5,139 $6,065 $7,618 $8,887 Plus: Income (Loss) of Consolidated Variable Interest Entity (87) (189) (77) (466) (819) (974) (1,005) (1,036) (1,067) Adjusted Operating Income 1,447 1,066 (957) 3,185 4,740 4,165 5,060 6,582 7,820 Plus: Depreciation - Restaurants 1,890 1,150 1,150 1,150 5,340 4,840 5,380 5,920 6,420 Plus: Depreciation - Corporate 122 124 123 123 492 501 521 545 585 Plus: Non-Recurring Items (b) (412) — — — (412) — — — — Adjusted EBITDA $3,047 $2,340 $316 $4,458 $10,160 $9,506 $10,961 $13,047 $14,825 Sales Growth (9.4%) (11.8%) (11.1%) 27.9% (3.5%) 5.4% 11.2% 10.7% 10.1% Operating Margin 4.7% 4.3% (3.4%) 11.1% 4.6% 4.0% 4.3% 4.9% 5.2% Adjusted EBITDA Margin 9.3% 8.1% 1.2% 13.5% 8.4% 7.5% 7.8% 8.4% 8.6% Net Margin 2.0% 2.3% (2.8%) 6.3% 2.2% 1.8% 2.0% 2.5% 2.7% (a) Projections provided by Company management. (b) Reflects one-time income from the sale of the retail line.

Projected Consolidated Income Statement Data – Company Format 16 ($ in thousands) Fiscal Year 2007P (a) Fiscal Year (a) Total Restaurant Sales: Q1 Q2 Q3 Q4 Total 2008P 2009P 2010P 2011P Smith & Wollensky $24,169 $22,756 $20,102 $24,320 $91,347 $98,895 $112,456 $126,932 $142,074 Other New York Restaurants 8,641 6,190 5,636 8,599 29,065 28,043 28,693 29,267 29,853 Total Restaurant Sales 32,810 28,946 25,738 32,919 120,413 126,938 141,150 156,199 171,927 Restaurant Operating Expenses, exc. Depreciation Smith & Wollensky 19,800 18,853 17,893 19,592 76,138 83,425 95,369 107,661 120,334 Other New York Restaurants 8,013 5,799 5,560 6,969 26,340 25,007 25,415 25,789 26,176 Total Restaurant Operating Expenses, exc. Depreciation 27,813 24,653 23,452 26,561 102,478 108,432 120,784 133,450 146,510 Restaurant EBITDA: Smith & Wollensky 4,369 3,903 2,209 4,728 15,209 15,470 17,087 19,271 21,740 Other New York Restaurants 629 390 76 1,630 2,725 3,036 3,278 3,478 3,677 Total Restaurant EBITDA 4,997 4,294 2,285 6,358 17,934 18,506 20,365 22,749 25,417 Other Operating Expenses (Income): Management & Royalty Fee Income (223) (221) (205) (273) (922) (928) (947) (966) (985) Rental & Retail Income (419) (7) (7) (7) (440) (32) (36) (48) (60) Corporate G&A 2,200 2,200 2,200 2,200 8,800 9,364 9,795 10,089 10,536 Pre-Opening Supply Amortization — — — — — 180 180 180 300 Deferred Rent (19) (19) (19) (19) (76) (184) (188) (153) (99) Location Startup Costs — — — — — 600 600 600 900 Depreciation - Restaurants 1,890 1,150 1,150 1,150 5,340 4,840 5,380 5,920 6,420 Depreciation - Corporate 122 124 123 123 492 501 521 545 585 Operating Income 1,447 1,066 (957) 3,185 4,740 4,165 5,060 6,582 7,820 Interest Expense (Income) 115 43 29 29 216 203 82 58 58 Pre-Tax Income 1,332 1,023 (986) 3,155 4,524 3,962 4,977 6,524 7,762 Provision for Income Taxes 674 364 (273) 1,087 1,851 1,728 2,094 2,646 3,090 Net Income $658 $660 ($713) $2,069 $2,672 $2,234 $2,883 $3,878 $4,672 Adjusted EBITDA Calculation: Operating Income $1,447 $1,066 ($957) $3,185 $4,740 $4,165 $5,060 $6,582 $7,820 Plus: Depreciation & Amortization 2,012 1,274 1,273 1,273 5,832 5,341 5,901 6,465 7,005 Plus: Non-Recurring Items (b) (412) — — — (412) — — — — Adjusted EBITDA $3,047 $2,340 $316 $4,458 $10,160 $9,506 $10,961 $13,047 $14,825 Sales Growth: Smith & Wollensky (4.2%) (5.8%) (11.7%) 21.0% (1.7%) 8.3% 13.7% 12.9% 11.9% Other New York Restaurants (21.2%) (28.4%) (8.9%) 52.6% (8.8%) (3.5%) 2.3% 2.0% 2.0% Restaurant EBITDA Margin: Smith & Wollensky 18.1% 17.2% 11.0% 19.4% 16.6% 15.6% 15.2% 15.2% 15.3% Other New York Restaurants 7.3% 6.3% 1.4% 19.0% 9.4% 10.8% 11.4% 11.9% 12.3% Adjusted Consolidated EBITDA Margin: 9.3% 8.1% 1.2% 13.5% 8.4% 7.5% 7.8% 8.4% 8.6% (a) Projections provided by Company management. (b) Reflects one-time income from the sale of the retail line.

Projected Consolidated Balance Sheets 17 ($ in thousands) As of As of Fiscal Year (a) Assets: 6/30/2007P (a) 2007P 2008P 2009P 2010P 2011P Cash and Cash Equivalents $11,157 $16,745 $15,930 $14,167 $15,136 $16,994 Accounts Receivable, Net 1,823 1,823 1,923 2,023 2,123 2,273 Merchandise Inventory 4,756 4,961 5,561 6,161 6,761 7,661 Prepaid Expenses and Other Current Assets 848 848 898 948 998 1,073 Total Current Assets 18,585 24,378 24,313 23,299 25,018 28,001 Property and Equipment, Net 51,280 49,827 52,047 54,527 56,867 58,857 Goodwill 6,886 6,886 6,886 6,886 6,886 6,886 Licensing Agreement, Net 2,898 2,822 2,911 2,980 3,025 3,155 Other Assets 3,891 3,891 4,191 4,491 4,791 5,241 Total Non-Current Assets 64,955 63,426 66,035 68,884 71,569 74,139 Total Assets $83,540 $87,804 $90,349 $92,184 $96,588 $102,141 LIABILITIES & STOCKHOLDERS' EQUITY: Current Portion of Long-Term Debt $293 $293 $293 $293 $293 $293 Accounts Payable and Accrued Expenses 11,096 14,096 14,696 15,296 15,896 16,796 Total Current Liabilities 11,389 14,389 14,989 15,589 16,189 17,089 Long-Term Debt, Net of Current Portion 9,560 9,507 9,401 7,940 8,020 8,099 Deferred Gain on Sales Leasebacks 12,818 12,818 12,818 12,818 12,818 12,818 Deferred Rent 9,082 9,044 8,860 8,673 8,519 8,420 Total Non-Current Liabilities 31,460 31,369 31,079 29,431 29,357 29,338 Total Liabilities 42,850 45,758 46,068 45,020 45,546 46,427 Interest in Consolidated Variable Interest Entity (459) (459) (459) (459) (459) (459) Total Stockholders' Equity 41,150 42,505 44,740 47,623 51,501 56,173 Total Liabilities and Stockholders' Equity $83,540 $87,804 $90,349 $92,184 $96,588 $102,141 (a) Projections provided by Company management.

Projected Consolidated Cash Flow Statements 18 ($ in thousands) Fiscal Year (a) Cash Flows from Operating Activities: 2007P 2008P 2009P 2010P 2011P Net loss $2,672 $2,234 $2,883 $3,878 $4,672 Adjustments: Depreciation and Amortization 5,832 5,341 5,901 6,465 7,005 Deferred gain on cap lease (153) — — — — Minority interest 35 — — — — Changes in Working Capital: Accounts Receivable 1,024 (100) (100) (100) (150) Merchandise Inventory — (600) (600) (600) (900) Prepaid Expenses and Other Current Assets 560 (50) (50) (50) (75) Other Assets 99 (300) (300) (300) (450) Accounts Payable and Accrued Expenses (1,096) 600 600 600 900 Deferred Rent (76) (184) (188) (153) (99) Net Cash Provided by Operating Activities 8,897 6,941 8,147 9,740 10,903 Cash Flows from Investing Activities: Purchase of Property and Equipment (2,835) (7,400) (8,200) (8,600) (8,750) Payments under Licensing Agreement — (250) (250) (250) (375) Cash Flows Provided by (Used in) in Investing Activities (2,835) (7,650) (8,450) (8,850) (9,125) Cash Flows from Financing Activities: Proceeds from (Payments on) Long Term Debt & Capital Leases (1,073) (106) (1,461) 80 80 Cash Flows Provided by (used in) Financing Activities (1,073) (106) (1,461) 80 80 Net Change in Cash and Cash Equivalents 4,989 (815) (1,764) 969 1,858 Cash and Cash Equivalents at Beginning of Year 11,756 16,745 15,930 14,167 15,136 Cash and Cash Equivalents at End of Year $16,745 $15,930 $14,167 $15,136 $16,994 (a) Projections provided by Company management.

Smith & WollenskyTM Locations Owned by the Company 2028 400 15,200 Houston, TX 2023 450 26,000 Boston, MA 2022 389 10,300 Columbus, OH 2020 260 9,700 Philadelphia, PA 2024 310 20,000 Washington, D.C. 2045 650 30,000 Las Vegas, NV 2023 500 23,500 Chicago, IL 2025 600 23,700 Miami Beach, FL Lease Term (a) Apprx. Seating Apprx. Sq. Ft. Location 19 330 12,700 Dallas, TX (b) 400 16,700 New Orleans, LA (b) Apprx. Seating Apprx. Sq. Ft. Location Company Owned Locations with Leased Real Estate Closed Locations with Owned Real Estate (a) Lease term includes lease option extensions. (b) Locations have been closed and real estate is being actively marketed for sale.

Other New York Restaurant Portfolio 2011 50th Street Btw Park and Madison Avenues New York, NY American cuisine Maloney & Porcelli 2013 57 West 58th Street New York, NY 10019 Rustic, New American Quality Meats 2017 (c) 63rd Street and Park Ave. New York, NY 10021 American cuisine Park Avenue Cafe 2009 120 West 51st Street New York, NY 10020 Steakhouse Cité (b) Lease Term (a) Location Description Concept 20 2 years 28 E. 63rd New York, NY 10021 Steakhouse The Post House Owned by St. James & affiliates 49th Street & 3rd Avenue New York, NY 10022 Steakhouse Smith & WollenskyTM Lease Term (a) Location Description Concept Company Owned Locations Managed Locations (a) Lease term includes lease option extensions. (b) Company announced plans to close the Cité restaurant on February 5, 2007. (c) Lease features termination provision beginning in 2009.

TAB III: Valuation Analyses

21 Note: Kona Grill valuation data falls significantly outside the comparable universe. (a) Multiple of consolidated adjusted EBITDA, reflecting Patina Restaurant Group’s $9.25 per share acquisition proposal. (b) Historical Average includes latest three fiscal years, excluding LTM. Enterprise Value / EBITDA Multiples Analysis of Selected Publicly Traded Comparable Companies Ticker Company Ticker Company Comparable Universe ARKR Ark Restaurants Corp. MSSR McCormick & Schmick's Seafood Restaurants, Inc. EV / Historical Average EBITDA Multiples (b) BNHN Benihana Inc. MRT Morton's Restaurant Group Inc. EV / LTM EBITDA Multiples EAT Brinker International Inc. PFCB PF Chang's China Bistro Inc. EV / 2007E EBITDA Multiples CAKE Cheesecake Factory Inc. RARE RARE Hospitality International Inc. JAX J. Alexander's Corp. RUTH Ruth's Chris Steak House Inc. Smith & Wollensky LNY Landry's Restaurants Inc. EV / Historical Average EBITDA Multiples (b) SWRG Smith & Wollensky Restaurant Group Inc. EV / LTM EBITDA Multiples EV / 2007E EBITDA Multiples ARKR BNHN EAT CAKE JAX LNY MSSR MRT PFCB RARE RUTH Median SWRG (a) 20.0x 15.0x 10.0x 5.0x 0.0x 10.4x NA NA NA 8.9x 8.0x 10.0x 7.5x 13.2x 10.9x 10.1x 10.2x 11.4x 8.5x 10.5x 9.8x 10.1x 7.2x 16.4x 10.0x 12.0x 13.1x 6.7x 13.2x 8.7x 10.1x 8.8x 18.2x 12.4x 20.4x 11.8x 13.8x 16.7x 18.7x 7.4x 14.9x 9.7x 12.4x 8.6x

Analysis of Selected Publicly Traded Comparable Companies

Smith&Wollensky

($ in millions)

LTM Sales

Rank	Company	Sales
1	Brinker International Inc.	$4,276.8
2	Landry's Restaurants Inc.	1,474.1
3	Cheesecake Factory Inc.	1,315.3
4	RARE Hospitality International Inc.	949.2
5	PF Chang's China Bistro Inc.	937.6
6	Morton's Restaurant Group Inc.	314.7
7	McCormick & Schmick's Seafood Restaurants, Inc.	306.0
8	Benihana Inc.	262.2
9	Ruth's Chris Steak House Inc.	243.8
10	J. Alexander's Corp.	134.9
11	**Smith & Wollensky Restaurant Group Inc.**	**124.8**
12	Ark Restaurants Corp.	118.2
13	Kona Grill Inc.	46.3

3 Year Sales Compounded Annual Growth Rate

Rank	Company	CAGR
1	Kona Grill Inc.	40.8%
2	PF Chang's China Bistro Inc.	20.2%
3	Cheesecake Factory Inc.	19.3%
4	RARE Hospitality International Inc.	16.7%
5	McCormick & Schmick's Seafood Restaurants, Inc.	15.9%
6	Ruth's Chris Steak House Inc.	13.3%
7	Landry's Restaurants Inc.	10.1%
8	Benihana Inc.	8.9%
9	J. Alexander's Corp.	8.0%
10	Morton's Restaurant Group Inc.	6.8%
11	Brinker International Inc.	6.5%
12	**Smith & Wollensky Restaurant Group Inc.**	**6.4%**
13	Ark Restaurants Corp.	1.7%

LTM EBITDA Margin

Rank	Company	Margin
1	Ruth's Chris Steak House Inc.	15.8%
2	Landry's Restaurants Inc.	14.1%
3	Benihana Inc.	13.6%
4	Brinker International Inc.	12.8%
5	RARE Hospitality International Inc.	12.4%
6	Cheesecake Factory Inc.	12.2%
7	PF Chang's China Bistro Inc.	10.9%
8	Ark Restaurants Corp.	10.4%
9	McCormick & Schmick's Seafood Restaurants, Inc.	9.7%
10	Morton's Restaurant Group Inc.	9.5%
11	J. Alexander's Corp.	8.5%
12	**Smith & Wollensky Restaurant Group Inc.**	**6.0%**
13	Kona Grill Inc.	3.6%

3 Year Owned Restaurant Compounded Annual Growth Rate

Rank	Company	CAGR
1	Kona Grill Inc.	80.3%
2	PF Chang's China Bistro Inc.	35.7%
3	Cheesecake Factory Inc.	26.6%
4	McCormick & Schmick's Seafood Restaurants, Inc.	22.3%
5	RARE Hospitality International Inc.	17.4%
6	Ruth's Chris Steak House Inc.	6.2%
7	Brinker International Inc.	3.9%
8	Morton's Restaurant Group Inc.	3.6%
9	Benihana Inc.	3.6%
10	**Smith & Wollensky Restaurant Group Inc.**	**2.7%**
11	J. Alexander's Corp.	1.3%
12	Ark Restaurants Corp.	—
13	Landry's Restaurants Inc.	(15.0%)

22

23 Analysis of Selected Publicly Traded Comparable Companies (Amounts in millions, except per share data) Price Enterprise Value Calculation Per Share % of 52- Shares Market Total Pref Stock Enterprise Book Value Company LTM Ticker 2/22/2007 Week High Out (a) Cap Debt / Min Int. Cash Value Per Share Multiple Ark Restaurants Corp. 12/30/06 ARKR $35.01 99.6% 3.6 $126.8 — $0.0 $19.2 $107.6 $9.25 Benihana Inc. 12/31/06 BNHNA 32.90 90.4% 10.6 347.3 $7.1 19.3 15.4 358.3 13.10 2.5 Brinker International Inc. 12/27/06 EAT 34.96 97.8% 123.1 4,302.9 489.6 — 66.6 4,725.9 8.83 4.0 Cheesecake Factory Inc. 01/02/07 CAKE 27.92 74.0% 79.1 2,208.8 39.4 — 134.3 2,113.8 8.99 3.1 J. Alexander's Corp. 10/01/06 JAX 9.10 95.3% 6.9 62.7 23.4 — 9.7 76.5 8.11 1.1 Kona Grill Inc. 09/30/06 KONA 16.38 76.6% 6.0 98.7 3.5 — 19.3 82.8 6.05 2.7 Landry's Restaurants Inc. 09/30/06 LNY 31.25 86.1% 22.9 715.6 862.2 — 23.2 1,554.6 22.00 1.4 McCormick & Schmick's Seafood Restaurants, Inc. 12/30/06 MSSR 26.76 94.8% 14.7 392.3 — — 3.5 388.9 10.51 2.5 Morton's Restaurant Group Inc. 10/01/06 MRT 20.20 97.3% 16.9 341.4 52.8 — 2.8 391.3 8.16 2.5 PF Chang's China Bistro Inc. 12/31/06 PFCB 45.53 91.7% 26.5 1,204.4 22.9 33.3 31.6 1,229.0 10.95 4.2 RARE Hospitality International Inc. 12/31/06 RARE 32.56 93.4% 35.3 1,149.5 40.8 1.1 9.2 1,182.2 13.13 2.5 Ruth's Chris Steak House Inc. 09/24/06 RUTH 22.50 91.4% 23.7 533.5 62.0 — 2.0 593.5 2.39 9.4 Smith & Wollensky Restaurant Group Inc. 01/01/07 SWRG 9.25 (b) NM 8.9 $82.2 $10.9 –– ( c ) $11.8 $81.3 $4.64 (d) Median 92.6% 19.9 $462.9 $31.4 $17.3 $492.4 $9.12 High 99.6% 123.1 4,302.9 862.2 134.3 4,725.9 22.0 9.4 Low 74.0% 3.6 62.7 — 2.0 76.5 2.4 1.1 Enterprise Value Multiples Sales EBITDA Price / Earnings Multiples Historical Historical Historical Company Average (e) LTM 2007 (f) Average (e) LTM 2007 (f) Average (e) LTM 2007 (f) Ark Restaurants Corp. NA NA NA Benihana Inc. 1.61 1.37 12.4 10.1 31.7 26.1 Brinker International Inc. 1.24 1.10 1.00 9.7 8.7 NA 27.9 19.6 18.8 Cheesecake Factory Inc. 2.17 1.61 1.36 14.9 13.2 10.4 31.8 27.3 23.3 J. Alexander's Corp. 0.64 0.57 NA 7.4 6.7 NA 15.8 16.3 NA Kona Grill Inc. 3.16 1.79 1.13 NM NM NM NM NM NM Landry's Restaurants Inc. 1.32 1.05 1.29 10.2 7.5 8.9 15.8 14.5 16.5 McCormick & Schmick's Seafood Restaurants, Inc. 1.63 1.27 1.06 18.7 13.2 10.1 NM 29.7 23.7 Morton's Restaurant Group Inc. 1.40 1.24 1.09 16.7 13.1 9.8 91.6 NM 20.1 PF Chang's China Bistro Inc. 1.79 1.31 1.10 13.8 12.0 10.5 41.1 36.6 32.9 RARE Hospitality International Inc. 1.65 1.25 1.06 11.8 10.0 8.5 24.9 23.5 18.1 Ruth's Chris Steak House Inc. 3.10 2.43 1.80 20.4 16.4 11.4 NM 31.7 21.3 Smith & Wollensky Restaurant Group Inc. NM NM Median High 3.16 2.43 1.80 20.4 16.4 11.4 91.6 36.6 32.9 Low 0.64 0.57 1.00 7.4 6.7 7.2 15.8 14.5 16.5 Source : Thomson Financial Securities Data , SEC filings and Smith & Wollensky company management . Smith & Wollensky performance and balance sheet data represents management’s 12 / 31 / 2006 , including management’s adjustments . Note: All balances are as of fiscal years ended unless noted. NA - Not Available NM - Not Meaningful (a) Includes shares issuable for in-the-money options based on the treasury method. (b) Price per share reflects Patina Restaurant Group's $9.25 per share acquisition proposal. (c) Not adjusted for minority interest as EBITDA has been adjusted for minority interest. (d) Based on basic shares outstanding. Does not include shares issuable upon exercise of stock options. (e) Historical Average includes latest three fiscal years, excluding LTM. (f) Source: Multex median estimates. estimates for the year ended 21.3x 24.8x 27.9x 10.0x 10.1x 12.4x 1.12x 1.26x 1.62x 29.8x 8.0x 10.9x 18.2x 0.67x 0.65x 0.69x 23.4x 7.2x 1.17x 20.1x 18.7x 8.8x 8.6x 0.91x 0.95x 2.6x 2.0x 3.8x

24 Analysis of Selected Publicly Traded Comparable Companies ($ in millions) Sales EBITDA (a) Earnings Per Share Company 2003 2004 2005 LTM 2007 (b) 2003 2004 2005 LTM 2007 (b) 2003 2004 2005 LTM 2007 (b) Ark Restaurants Corp. $112.3 $113.2 $116.0 $118.2 NA $13.0 $12.8 $11.5 $12.2 NA $2.10 $1.92 $1.60 $1.74 NA Benihana Inc. 203.0 218.3 245.6 262.2 $305.0 23.6 27.8 35.0 35.6 $49.4 0.98 0.77 1.36 1.26 $1.4 Brinker International Inc. 3,541.0 3,749.5 4,151.3 4,276.8 4,722.1 485.3 460.1 518.8 546.3 NA 0.99 1.14 1.63 1.78 1.86 Cheesecake Factory Inc. (c) 773.8 969.2 1,182.1 1,315.3 1,550.6 107.6 135.4 183.3 159.9 203.7 0.71 0.82 1.10 1.02 1.20 J. Alexander's Corp. 107.1 122.9 126.6 134.9 NA 8.6 11.2 11.0 11.5 NA 0.49 0.71 0.52 0.56 NA Kona Grill Inc. 16.6 25.1 36.8 46.3 73.5 0.7 2.1 2.6 1.7 3.8 (0.24) 0.17 (0.13) (0.19) (0.18) Landry's Restaurants Inc. 1,105.8 1,167.5 1,254.8 1,474.1 1,209.5 129.1 157.8 170.4 208.3 173.7 1.59 2.39 1.95 2.15 1.89 McCormick & Schmick's Seafood Restaurants, Inc. 196.7 238.8 278.8 306.0 366.5 18.6 17.5 26.1 29.6 38.3 (0.56) 0.07 0.78 0.90 1.13 Morton's Restaurant Group Inc. 258.7 276.3 300.7 314.7 359.4 21.2 22.1 26.9 29.8 40.1 0.42 0.17 0.07 (0.93) 1.01 PF Chang's China Bistro Inc. (c) 539.9 706.9 809.2 937.6 1,113.2 70.6 93.8 102.9 102.4 116.7 0.94 0.98 1.40 1.24 1.38 RARE Hospitality International Inc. 597.5 717.5 839.3 949.2 1,114.6 84.1 100.7 115.2 117.7 138.4 1.13 1.29 1.50 1.39 1.80 Ruth's Chris Steak House Inc. 167.4 191.8 214.5 243.8 329.8 22.3 29.8 35.2 36.1 52.0 (0.36) 0.08 0.37 0.71 1.06 Smith & Wollensky Restaurant Group Inc. $103.5 $123.1 $125.4 $124.8 $120.4 $4.1 $4.4 $4.9 $7.4 $10.2 ($0.16) ($0.22) ($0.33) ($0.41) $0.31 Median $230.8 $257.5 $289.8 $310.4 $739.9 $22.9 $28.8 $35.1 $35.9 $52.0 $0.83 $0.80 $1.23 $1.13 $1.29 High 3,541.0 3,749.5 4,151.3 4,276.8 4,722.1 485.3 460.1 518.8 546.3 203.7 2.10 2.39 1.95 2.15 1.89 Low 16.6 25.1 36.8 46.3 73.5 0.7 2.1 2.6 1.7 3.8 (0.56) 0.07 (0.13) (0.93) (0.18) Owned Restaurant Count Sales Growth EBITDA Margin Latest Company 2003 2004 2005 LTM 2007 (c) CAGR 2003 2004 2005 LTM 2007 2003 2004 2005 Period CAGR Ark Restaurants Corp. 9.3% 0.9% 2.4% 1.9% NA 1.7% 11.6% 11.3% 9.9% 10.4% NA 48 49 48 48 — Benihana Inc. 7.2% 7.6% 12.5% 6.8% 16.3% 8.9% 11.6% 12.7% 14.3% 13.6% 16.2% 69 71 74 76 3.6% Brinker International Inc. 7.8% 5.9% 10.7% 3.0% 10.4% 6.5% 13.7% 12.3% 12.5% 12.8% NA 1,219 1,289 1,290 1,340 3.9% Cheesecake Factory Inc. 18.7% 25.3% 22.0% 11.3% 17.9% 19.3% 13.9% 14.0% 15.5% 12.2% 13.1% 79 98 111 127 26.6% J. Alexander's Corp. 8.4% 14.8% 3.0% 6.6% NA 8.0% 8.1% 9.1% 8.7% 8.5% NA 27 27 28 28 1.3% Kona Grill Inc. 75.7% 50.8% 47.0% 25.8% 58.7% 40.8% 4.4% 8.3% 7.0% 3.6% 5.2% 4 7 9 13 80.3% Landry's Restaurants Inc. 23.6% 5.6% 7.5% 17.5% (17.9%) 10.1% 11.7% 13.5% 13.6% 14.1% 14.4% 286 297 311 183 (15.0%) McCormick & Schmick's Seafood Restaurants, Inc. 9.2% 21.4% 16.8% 9.8% 19.8% 15.9% 9.5% 7.3% 9.4% 9.7% 10.5% 42 52 59 63 22.3% Morton's Restaurant Group Inc. 8.6% 6.8% 8.8% 4.7% 14.2% 6.8% 8.2% 8.0% 8.9% 9.5% 11.2% 68 69 73 75 3.6% PF Chang's China Bistro Inc. 32.8% 30.9% 14.5% 15.9% 18.7% 20.2% 13.1% 13.3% 12.7% 10.9% 10.5% 130 168 208 239 35.7% RARE Hospitality International Inc. 2.2% 20.1% 17.0% 13.1% 17.4% 16.7% 14.1% 14.0% 13.7% 12.4% 12.4% 236 266 299 326 17.4% Ruth's Chris Steak House Inc. 9.2% 14.6% 11.9% 13.6% 35.3% 13.3% 13.3% 15.5% 16.4% 14.8% 15.8% 39 39 41 46 6.2% Smith & Wollensky Restaurant Group Inc. 18.5% 19.0% 1.9% (0.5%) (3.5%) 6.4% 4.0% 3.6% 3.9% 6.0% 8.4% 11 13 11 12 2.7% Median 9.2% 14.7% 12.2% 10.5% 17.7% 11.7% 11.6% 12.5% 12.6% 11.5% 12.4% 69 70 74 76 5.0% High 75.7% 50.8% 47.0% 25.8% 58.7% 40.8% 14.1% 15.5% 16.4% 14.8% 16.2% 1,219 1,289 1,290 1,340 80.3% Low 2.2% 0.9% 2.4% 1.9% (17.9%) 1.7% 4.4% 7.3% 7.0% 3.6% 5.2% 4 7 9 13 (15.0%) Source: SEC filings and Smith & Wollensky company management. Smith & Wollensky performance and balance sheet data represents management’s estimates for the year ended 12/31/2006, including management’s adjustments. Note: All balances are as of fiscal years ended unless noted. NA - Not Available NM - Not Meaningful (a) Adjusted for non-recurring and unusual items. (b) Source: Multex median estimates based on calendar year. (c) Growth rates are determined by comparing 2007 estimates to LTM results.

Analysis of Selected Publicly Traded Comparable Companies

Smith&Wollensky

Company Name	Company Description
ark	Ark Restaurants Corp., through its subsidiaries, engages in the ownership and operation of restaurants and bars, fast food concepts, catering, bakery operations and wholesale and retail bakeries. It has operations in New York City, Washington D.C., Las Vegas, Tampa, Hollywood, Atlantic City and Ledyard. As of December 20, 2006, the company owned and operated 24 restaurants and bars, 25 fast food concepts, catering operations and wholesale and retail bakeries. Ark Restaurants was founded in 1983 and is based in New York, New York.
BENIHANA inc	Benihana Inc. operates Benihana teppanyaki-style Japanese restaurants in the United States. As of November 13, 2006, it operated 59 Benihana teppanyaki-sty Japanese dinnerhouse restaurants, including one restaurant under the name Samurai; owned and operated 7 Haru restaurants in New York City, and Philadelphia, Pennsylvania; owned and operated 13 RA Sushi restaurants; and franchised 7 additional Benihana restaurants. Benihana was founded in 1964 and is based in Miami, Florida.
	Brinker International, Inc. primarily engages in the ownership, operation, development, and franchising of restaurant brands in the United States. It operate restaurants under the names of Chili's Grill & Bar, Romano's Macaroni Grill, Maggiano's Little Italy, and On The Border Mexican Grill & Cantina. As of June 28, 2006, the company operated 1,622 jointly-developed and franchised restaurants located in 49 states and Washington D.C. Brinker International also has restaurants in the countries of Australia, Bahrain, Canada, Egypt, Great Britain, Germany, Guatemala, Indonesia, Japan, Kuwait, Lebanon, Malaysia, Mexico, Oman, Peru, the Philippines, Puerto Rico, Qatar, Saudi Arabia, South Korea, Taiwan, the United Arab Emirates, and Venezuela. The company was founded in 1977 and is headquartered in Dallas, Texas.
The Cheesecake Factory	The Cheesecake Factory Incorporated operates upscale, casual dining restaurants under The Cheesecake Factory and Grand Lux Cafe marks in the Unitec States. As of November 14, 2006, the company operated 116 upscale, casual dining restaurants, 2 bakery production facilities, 8 upscale, casual dining restaurants under the Grand Lux Cafe name, 1 self-service, limited menu 'express' foodservice operation under The Cheesecake Factory Express mark inside the DisneyQuest family entertainment center in Orlando, Florida, and licensed 2 bakery cafe outlets to another foodservice operator under The Cheesecak Factory Bakery Cafe name. The Cheesecake Factory was founded in 1972 and is based in Calabasas Hills, California.
J. ALEXANDER'S	J. Alexander's Corporation engages in the ownership and operation of casual dining restaurants in the United States. As of October 1, 2006, the compan operated 28 casual dining restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee, and Texas. J Alexander's Corporation was founded by Jack C. Massey, Earl Beasley Jr., and John Neff in 1970. The company is based in Nashville, Tennes
KONA GRILL	Kona Grill, Inc. engages in the ownership and operation of upscale casual dining restaurants in the United States. The company operates its restaurants unde the brand name Kona Grill located in retail centers, shopping malls, and lifestyle and entertainment centers. As of September 30, 2006, it owned and operatec 13 upscale casual dining restaurants located in seven states, including Scottsdale and Chandler, Arizona; Kansas City, Missouri; Las Vegas, Nevada; Denver Colorado; Omaha, Nebraska; Carmel, Indiana; and Sugarland, Dallas, and San Antonio, Texas. The company was founded in 1994 and is headquartered in Scottsdale, Arizona.

25

Analysis of Selected Publicly Traded Comparable Companies

Smith&Wollensky.

Company Name	Company Description
Landry's Restaurants, Inc.	Landry's Restaurants, Inc., a diversified restaurant, hospitality and entertainment company, engages in the ownership and operation of full-service and casua dining restaurants in the United States. The company also owns and operates hospitality businesses, including hotel and casino resorts. As of December 31, 2005, Landry owned and operated 311 full-service and limited-service restaurants in the United States. The company was founded in 1980 and is based n Houston, Texas.
McCormick & Schmick's Seafood Restaurants	McCormick & Schmick's Seafood Restaurants, Inc. operates seafood restaurants in the United States. As of December 13, 2006, the company operated 64 restaurants in 24 states and the District of Columbia. The company was founded in 1972 and is headquartered in Portland, Oregon.
Morton's The Steakhouse	Morton's Restaurant Group, Inc. engages in the ownership and operation of steakhouse restaurants primarily in the United States. Its steakhouses provide various food offerings and a selection of wines. As of October 1, 2006, the company owned and operated 71 domestic Morton's steakhouses across 28 states, 4 international Morton's locations and 3 Bertolini's Authentic Trattoria restaurants. Morton's Restaurant Group was founded in 1978 and is headquartered in Chicago, Illinois.
PFCB P.F. Chang's China Bistro, Inc.	P.F. Chang's China Bistro, Inc. engages in the ownership and operation of restaurants in the United States under the P.F. Chang's China Bistro and Pei Wei Asian Diner brand names. The P.F. Chang's China Bistro operates as a full service restaurant. The Pei Wei Asian Diner operates as a limited service restaurant. As of January 1, 2006, the company owned and operated 131 P.F. Chang's China Bistro restaurants and 77 Pei Wei Asian Diner restaurants. P.F. Chang's China Bistro was founded in 1996 and is based in Scottsdale, Arizona.
RARE Hospitality International	RARE Hospitality International, Inc., together with its wholly owned subsidiaries, engages in the ownership and operation of multiconcept restaurants in the United States. The company operates and franchises restaurants under the LongHorn Steakhouse, Capital Grille and Bugaboo Creek Steak House names. It also operates two specialty restaurants, Hemenway's Seafood Grille & Oyster Bar and The Old Grist Mill Tavern. As of September 21, 2006, RARE Hospitality owned, operated and franchised 323 restaurants, including 264 LongHorn Steakhouse restaurants, 25 The Capital Grille restaurants and 32 Bugaboo Creek Steak House restaurants. The company was founded in 1981 and is based in Atlanta, Georgia.
Ruth's Chris Steak House	Ruth's Chris Steak House, Inc. operates as a steakhouse company. Its restaurants offer food, beverages and other services. As of December 4, 2006, the company operated Ruth's Chris restaurants in 100 locations worldwide. Ruth's Chris Steak House was founded in 1965 and is headquartered in Heathrow Florida.

26

27 (a) Multiple of consolidated adjusted EBITDA, reflecting Patina Restaurant Group’s $9.25 per share acquisition proposal. (b) Historical Average includes latest three fiscal years, excluding LTM. Enterprise Value / EBITDA Multiples Analysis of Selected Recent Merger & Acquisition Transactions OSI Restaurant Partners Lone Star Steakhouse & Saloon Ryan's Restaurant Group Main Street Restaurant Group Checkers Drive-In Restaurants Dave & Busters Worldwide Restaurant Concepts Median SWRG (a) Transaction Universe EV / Historical Average EBITDA Multiples (b) EV / LTM EBITDA Multiples Smith & Wollensky EV / Historical Average EBITDA Multiples (b) EV / LTM EBITDA Multiples 20.0x 15.0x 10.0x 5.0x 0.0x 5.8x 8.3x 6.5x 10.9x 8.3x 7.2x 7.9x 9.2x 12.6x 10.0x 18.2x 9.0x 10.4x 8.5x 9.4x 7.8x 9.0x 9.4x

Smith&Wollensky

Analysis of Selected Recent Industry Merger & Acquisition Transactions

(Amounts in millions, except per share data)

Date Announced	Target	Acquiror	Purchase Price Per Share	Shares (a)	Equity Value	Total Debt	Pref Stock / Min Int.	Cash	Enterprise Value
					Enterprise Value Calculation				
11/5/06	OSI Restaurant Partners Inc	Investor Group (b)	$40.00	77.3	$3,093.5	$296.4	$45.0	$62.0	$3,373.0
8/18/06	Lone Star Steakhouse & Saloon	Lone Star Funds	27.10	22.7	614.5	—	—	58.2	556.3
7/25/06	Ryan's Restaurant Group Inc	Buffets Inc	16.25	43.3	703.9	171.8	—	33.8	842.0
5/22/06	Main Street Restaurant Group	Main Street Acquisition Corp	6.40	18.9	120.7	37.5	—	14.5	143.6
2/16/06	Checkers Drive-In Restaurants	Taxi Holding Corp	15.00	12.8	191.5	20.9	—	17.9	194.5
12/8/05	Dave & Busters Inc	Wellspring Capital Mgmt LLC	18.05	15.0	270.1	90.4	—	1.9	358.6
4/28/05	Worldwide Restaurant Concepts Inc	Pac Eq Partners Pty Ltd	7.00	29.6	207.4	16.2	26.7	34.3	216.1
	Smith & Wollensky Restaurant Group Inc.	**Patina Restaurant Group**	**$9.25**	**8.9**	**$82.2**	**$10.9**	**— (c)**	**$11.8**	**$81.3**
				Median	**$270.1**	**$37.5**		**$33.8**	**$358.6**
				High	3,093.5	296.4		62.0	3,373.0
				Low	120.7	—		1.9	143.6

Target	Enterprise Value Multiples – Sales – Historical Average (e)	Sales – LTM	EBITDA – Historical Average (e)	EBITDA – LTM	Price / Earnings Multiples – Historical Average (e)	P/E – LTM	Book Value – Per Share	Book Value – Multiple	Premiums Analysis (d) – One Week	Premiums Analysis (d) – Four Week
OSI Restaurant Partners Inc	1.07x	0.89x	9.4x	10.0x	20.1x	25.9x	$15.10	2.6x	21.0%	20.0%
Lone Star Steakhouse & Saloon	0.87	0.82	9.0	12.6	23.8	36.7	18.47	1.5	17.2%	18.6%
Ryan's Restaurant Group Inc	1.03	1.02	7.8	9.2	17.2	27.3	10.05	1.6	48.5%	46.0%
Main Street Restaurant Group	0.63	0.59	9.4	7.9	NM	NM	1.73	3.7	23.1%	29.6%
Checkers Drive-In Restaurants	1.04	1.00	8.5	7.2	22.4	NM	6.54	2.3	23.0%	17.6%(f)
Dave & Busters Inc	0.95	0.79	6.5	5.8	26.6	NM	13.40	1.3	18.4%	21.9%
Worldwide Restaurant Concepts Inc	0.71	0.60	10.4	8.3	41.2	NM	0.59	11.8	107.1%	122.2%(g)
Smith & Wollensky Restaurant Group Inc.	**0.69x**	**0.65x**	**18.2x**	**10.9x**	**NM**	**NM**	**$4.64 (h)**	**2.0x**	**80.7%**	**88.8%**
Median	**0.95x**	**0.82x**	**9.0x**	**8.3x**	**23.1x**	**27.3x**	**$10.05**	**2.3x**	**23.0%**	**21.9%**
High	1.07	1.02	10.4	12.6	41.2	36.7	18.47	11.8	107.1%	122.2%
Low	0.63	0.59	6.5	5.8	17.2	25.9	0.59	1.3	17.2%	17.6%

Source: Thomson Financial Securities Data, SEC filings and Smith & Wollensky company management. Smith & Wollensky performance and balance sheet data represents management's estimates for the year ended 12/31/2006, including management's adjustments.

NM - Not Meaningful

(a) Includes shares issuable for in-the-money options based on the treasury method.

(b) Investor group led by Bain Capital and Catterton Partners.

(c) Not adjusted for minority interest as EBITDA has been adjusted for minority interest.

(d) One and four week premiums are based on time periods prior to the announcement date of the acquisition.

(e) Historical Average includes latest three fiscal years, excluding LTM.

(f) Premiums data based on press release announcing retention of investment bankers to explore strategic alternatives on May 16, 2005.

(g) Premiums data based on press release announcing retention of investment bankers to explore strategic alternatives on December 8, 2004.

(h) Based on basic shares outstanding. Does not include shares issuable upon excercise of stock options.

28

Analysis of Selected Recent Industry Merger & Acquisition Transactions 29 ($ in millions) Sales EBITDA (a) Earnings Per Share Target 2 Yrs Prior 1 Yr Prior Latest FY LTM 2 Yrs Prior 1 Yr Prior Latest FY LTM 2 Yrs Prior 1 Yr Prior Latest FY LTM OSI Restaurant Partners Inc $2,672.3 $3,216.0 $3,612.7 $3,779.5 $337.7 $353.8 $386.1 $336.8 $2.10 $1.95 $1.92 $1.55 Lone Star Steakhouse & Saloon 589.2 667.5 669.4 677.6 62.1 69.2 55.1 44.1 1.14 1.34 0.93 0.74 Ryan's Restaurant Group Inc 805.0 827.0 825.0 829.1 116.3 114.4 91.8 91.8 1.14 1.09 0.62 0.59 Main Street Restaurant Group 224.5 224.8 239.7 243.6 13.4 15.6 16.7 18.1 (0.15) 0.07 (0.48) (0.34) Checkers Drive-In Restaurants 179.0 190.3 194.2 193.9 18.9 22.1 27.2 27.2 (0.14) 1.23 0.92 (0.08) Dave & Busters Inc 373.8 362.8 390.3 453.6 49.5 56.2 60.9 61.9 0.38 0.79 0.87 NM Worldwide Restaurant Concepts Inc 267.2 293.5 347.2 359.5 17.7 22.3 22.5 25.9 0.16 0.26 0.09 (0.73) Smith & Wollensky Restaurant Group Inc. $103.5 $123.1 $125.4 $124.8 $4.1 $4.4 $4.9 $7.4 ($0.16) ($0.22) ($0.33) ($0.41) Median $373.8 $362.8 $390.3 $453.6 $49.5 $56.2 $55.1 $44.1 $0.38 $1.09 $0.87 $0.26 High 2,294.5 2,672.3 3,612.7 3,779.5 337.7 353.8 386.1 336.8 2.10 1.95 1.92 1.55 Low 161.6 179.0 194.2 193.9 13.4 15.6 16.7 18.1 (0.15) 0.07 (0.48) (0.73) Sales Growth EBITDA Margin Target 2 Yrs Prior 1 Yr Prior Latest FY CAGR 2 Yrs Prior 1 Yr Prior Latest FY LTM OSI Restaurant Partners Inc 16.5% 20.3% 12.3% 12.2% 12.6% 11.0% 10.7% 8.9% Lone Star Steakhouse & Saloon (0.7%) 13.3% 0.3% 4.8% 10.5% 10.4% 8.2% 6.5% Ryan's Restaurant Group Inc 4.0% 2.7% (0.2%) 1.0% 14.5% 13.8% 11.1% 11.1% Main Street Restaurant Group 2.0% 0.1% 6.7% 2.8% 6.0% 7.0% 7.0% 7.4% Checkers Drive-In Restaurants 10.8% 6.3% 2.1% 2.7% 10.5% 11.6% 14.0% 14.0% Dave & Busters Inc 3.0% (2.9%) 7.6% 6.7% 13.2% 15.5% 15.6% 13.6% Worldwide Restaurant Concepts Inc 8.9% 9.9% 18.3% 10.4% 6.6% 7.6% 6.5% 7.2% Smith & Wollensky Restaurant Group Inc. 18.5% 19.0% 1.9% 6.4% 4.0% 3.6% 3.9% 6.0% Median 4.0% 6.3% 6.7% 4.8% 10.5% 11.0% 10.7% 8.9% High 16.5% 20.3% 18.3% 12.2% 14.5% 15.5% 15.6% 14.0% Low (0.7%) (2.9%) (0.2%) 1.0% 6.0% 7.0% 6.5% 6.5% Source: Thomson Financial Securities Data, SEC filings and Smith & Wollensky company management. Smith & Wollensky performance and balance sheet data represents management’s (a) Adjusted for non-recurring and unusual items. estimates for the year ended 12/31/2006, including management’s adjustments.

Public Transaction Premiums Analysis* 30 Source: Thomson Financial Securities Data *Based on 151 announced domestic public M&A transactions between $25 and $200 million in value between January 1, 2005 and February 22, 2007 (a) Proposed transaction premium reflects the Patina Restaurant Group’s $9.25 per share acquisition proposal. Median: 26.9% Mean: 36.1% Proposed Transaction: 80.7% (a) Median: 29.6% Mean: 38.5% Proposed Transaction: 88.8% (a) 9 16 26 35 22 11 8 5 5 2 2 10 0 10 20 30 40 Below 0% 0%-10% 10%-20% 20%-30% 30%-40% 40%-50% 50%-60% 60%-70% 70%-80% 80%-90% 90%-100% Above 100% Premium to Average Stock Price One Week Prior to Announcement Number of Transactions 9 17 18 32 28 15 9 5 2 4 1 11 0 10 20 30 40 Below 0% 0%-10% 10%-20% 20%-30% 30%-40% 40%-50% 50%-60% 60%-70% 70%-80% 80%-90% 90%-100% Above 100% Premium to Average Stock Price Four Weeks Prior to Announcement Number of Transactions

Discounted Cash Flow Analysis 31 ($ in thousands) Fiscal Year 2007P 2008P 2009P 2010P 2011P After-Tax Free Cash Flow Calculation EBITDA $10,160 $9,506 $10,961 $13,047 $14,825 EBIT $4,740 $4,165 $5,060 $6,582 $7,820 Less: Provision for Income Taxes (a) (1,896) (1,666) (2,024) (2,633) (3,128) Plus: Depreciation and Amortization 5,832 5,341 5,901 6,465 7,005 (Increase) Decrease in Working Capital 488 (150) (150) (150) (225) Less: Capital Expenditures (b) (2,835) (7,650) (8,450) (8,850) (9,125) Unlevered After-Tax Free Cash Flow $6,329 $40 $337 $1,414 $2,347 Enterprise Value Enterprise Value NPV of Cash Flow and Terminal Value NPV of Cash Flow and Terminal Value Discount Terminal Value Multiple of EBITDA Rate 7.5x 8.0x 8.5x 10.0% $77,504 $82,106 $86,709 12.5% $69,782 $73,896 $78,009 15.0% $63,012 $66,698 $70,383 Per Share Equity Value (c) NPV of Cash Flow and Terminal Value Discount Terminal Value Multiple of EBITDA Rate 7.5x 8.0x 8.5x 10.0% $8.83 $9.34 $9.86 12.5% $7.96 $8.42 $8.88 15.0% $7.19 $7.61 $8.02 Working Capital Calculation: Fiscal Year Current Assets: 2007E 2008P 2009P 2010P 2011P Accounts Receivable $1,823 $1,923 $2,023 $2,123 $2,273 Inventory 4,961 5,561 6,161 6,761 7,661 Other Prepaid Expenses 848 898 948 998 1,073 Total Current Assets $7,632 $8,382 $9,132 $9,882 $11,007 Total Current Liabilities 14,096 14,696 15,296 15,896 16,796 Working Capital ($6,464) ($6,314) ($6,164) ($6,014) ($5,789) (a) Assumes a 40.0% tax rate. (b) Includes capitalized payments under licensing agreement. (c) Based on assumed cash, net of debt of $0.9 million and 8,881,338 shares outstanding (includes shares issuable for outstanding options based on the treasury method and a price per share of $9.25) as of February 22, 2007.

Valuation Summary

(Amounts in millions, except per share data)

	SWRG (a) Statistic	Low	Median	High	SWRG
Comparable Companies Analysis					
Implied Value - LTM EBITDA	$7.4	$49.5	$74.9	$122.1	$81.3
LTM EBITDA Multiple		6.7x	10.1x	16.4x	10.9x
Implied Value - Historical Average EBITDA	$4.5	$33.3	$55.6	$91.2	$81.3
Historical Average EBITDA Multiple		7.4x	12.4x	20.4x	18.2x
Implied Value - 2007 Estimated EBITDA	$10.2	$73.6	$101.1	$116.0	$81.3
2007 Estimated EBITDA Multiple		7.2x	10.0x	11.4x	8.0x
Comparable Transaction Analysis					
Implied Value - LTM EBITDA	$7.4	$43.1	$62.1	$93.7	$81.3
LTM EBITDA Multiple		5.8x	8.3x	12.6x	10.9x
Implied Value - Historical Average EBITDA	$4.5	$28.9	$40.0	$46.5	$81.3
Historical Average EBITDA Multiple		6.5x	9.0x	10.4x	18.2x
Discounted Cash Flow Analysis					
Implied Value		$63.0	$73.9	$86.7	$81.3
Average Implied Enterprise Value		$48.6	$67.9	$92.7	$81.3
Plus: Cash and Cash Equivalents (FY 2006) (a)		11.8	11.8	11.8	11.8
Less: Outstanding Debt (FY 2006) (a)		(10.9)	(10.9)	(10.9)	(10.9)
Average Implied Equity Value		$49.4	$68.8	$93.6	$82.2
Total Shares Outstanding Including Options (02/22/07) (b)		8.9	8.9	8.9	8.9
Implied Price Per Share		$5.57	$7.75	$10.54	$9.25
Transaction premiums - Comparable Transactions					
One week prior to announcement		17.2%	23.0%	107.1%	80.7%
Four weeks prior to announcement		17.6%	21.9%	122.2%	88.8%
Transaction premiums - Transactions Universe					
One week prior to announcement		(18.6%)	26.9%	207.1%	80.7%
Four weeks prior to announcement		(16.4%)	29.6%	321.1%	88.8%

32

(a) FY 2006 debt, cash/cash equivalents, minority interest and EBITDA based on preliminary results from management.
(b) Includes shares issuable for in-the-money options based on the treasury method.

TAB IV: Post – Closing Transaction with the Stillman Restaurant Group

Stillman Restaurant Group – Transaction Balance Sheet Carve-Out

($ in millions)

	Pro Forma As of June 30, 2007P				
Assets	Projected SWRG Consolidated (a)	Stillman Group Liabilities and Other Transaction Adjustments (b)	Adjusted Projected SWRG Consolidated	Retained By Patina	Acquired By Stillman Group
Cash & Liquid Investments	$11.2	($11.2)	—	—	—
Accounts Receivable, Net	0.5	—	$0.5	$0.1	$0.4
Credit Card Receivable, Net	1.1	—	1.1	0.8	0.3
Due From Managed Units	0.2	—	0.2	—	0.2
Merchandise Inventory	4.8	—	4.8	3.6	1.1
Prepaid Expenses and Other Current Assets	0.8	(0.4)	0.4	—	0.4
Total Current Assets	18.6	(11.6)	7.0	4.5	2.5
Property and Equipment, Net (NY Restaurants)	45.8	(0.4)	45.4	42.0	3.4
Real Estate Assets Held for Sale - N.O. & Dallas (c)	5.5	—	5.5	—	5.5
Goodwill, Net	6.9	(6.9)	—	—	—
Licensing Agreement, Net	2.9	—	2.9	2.9	—
Other Assets	3.9	—	3.9	2.5	1.4
Total Assets	$83.5	($18.9)	$64.6	$51.9	$12.7
Liabilities and Stockholders' Equity			0		
Current Portion of Long-Term Debt	$0.1	—	$0.1	—	$0.1
Current Portion of Obligations Under Capital Lease	—	—	—	—	—
Current Portion of Deferred Gain	0.4	—	0.4	$0.3	0.0
Due To Managed Units	1.0	($1.0)	—	—	—
Accounts Payable And Accrued Expenses	10.1	(5.7)	4.4	1.4	3.0
Total Current Liabilities	11.6	(6.7)	4.8	1.7	3.1
Obligations Under Capital Lease	7.6	(0.8)	6.8	6.8	—
Deferred Gain on Sales Leaseback	12.5	—	12.5	12.4	0.1
Long-Term Debt, Net of Current Portion	2.2	(0.5)	1.6	—	1.6
Deferred Rent	9.1	—	9.1	7.1	2.0
Total Liabilities	42.8	(8.0)	34.8	28.0	6.8
Minority Interests In Consolidated Subsidiary	(0.5)	—	(0.5)	—	(0.5)
Stockholders' Equity	41.1	(10.9)	30.3	23.9	6.3
Total Liabilities & Stockholders' Equity	$83.5	($18.9)	$64.6	$51.9	$12.7

(a) As per SWRG management standalone projections.
(b) As defined in the Stillman Restaurant Group Agreement. Includes estimated transaction costs of $4.0 million and net working capital adjustments funded by SWRG corporate cash.
(c) Net book value of real estate held for sale was reduced from $7.6 million to $5.5 million at fiscal year end 2006 by SWRG management to adjust for net realizable value.

33

34 Stillman Restaurant Group – Pro Forma Balance Sheet Pro Forma As of June 30, 2007P Other Acquired By New York Non-Operating Assets Stillman Group Restaurants (a) Assets & Liabilities (b) Cash & Liquid Investments — — — Accounts Receivable, Net $0.4 $0.4 — Credit Card Receivable, Net 0.3 0.3 — Due From Managed Units 0.2 0.2 — Merchandise Inventory 1.1 1.1 — Prepaid Expenses and Other Current Assets 0.4 0.4 — Total Current Assets 2.5 2.5 — Property and Equipment, Net (NY Restaurants) 3.4 3.4 — Real Estate Assets Held for Sale - N.O. & Dallas (b) 5.5 — $5.5 Goodwill, Net — — — Licensing Agreement, Net — — — Other Assets 1.4 1.4 — Total Assets $12.7 $7.3 $5.5 Liabilities and Stockholders' Equity Current Portion of Long-Term Debt $0.1 — $0.1 Current Portion of Obligations Under Capital Lease — — — Current Portion of Deferred Gain 0.0 $0.0 — Due To Managed Units — — — Accounts Payable And Accrued Expenses 3.0 3.0 — Total Current Liabilities 3.1 3.0 0.1 Obligations Under Capital Lease — — — Deferred Gain on Sales Leaseback 0.1 0.1 — Long-Term Debt, Net of Current Portion 1.6 — 1.6 Deferred Rent 2.0 2.0 — Total Liabilities 6.8 5.1 1.7 Minority Interests In Consolidated Subsidiary (0.5) (0.5) — Stockholders' Equity 6.3 2.6 3.7 Total Liabilities & Stockholders' Equity $12.7 $7.3 $5.5 (a) Includes assets and liabilities related solely to New York restaurant operations to be acquired by Stillman Restaurant Group. (b) Includes owned Dallas and New Orleans real estate and related mortgage debt. ($ in millions)

Stillman Restaurant Group – Pro Forma Income Statement

Smith&Wollensky

($ in millions)

	Fiscal Year 2007E (a)				
	Q1	Q2	Q3	Q4	Total
Owned restaurant sales	$8.6	$6.2	$5.6	$8.6	$29.1
Cost of owned restaurant sales:					
Food and Beverage Costs	2.5	1.7	1.6	2.4	8.3
Salaries and Related Benefit Expenses	2.8	2.1	2.1	2.1	9.1
Restaurant Operating Expenses	1.6	1.2	1.1	1.3	5.3
Occupancy and Related Expenses	0.7	0.5	0.5	0.5	2.2
Marketing and Promotional Expenses	0.2	0.1	0.2	0.2	0.7
Depreciation and Amortization Expenses	0.2	0.2	0.2	0.2	0.6
Total Cost of Consolidated Restaurant Sales	8.1	5.8	5.7	6.7	26.2
Income from Consolidated Restaurant Operations	0.6	0.4	(0.0)	1.9	2.9
Management Fee Income	0.2	0.2	0.2	0.3	0.9
Income from Consolidated and Managed Restaurants	0.8	0.6	0.2	2.2	3.8
Corporate Depreciation and Amortization	0.1	0.1	0.1	0.1	0.3
General and Administrative Expenses	0.7	0.7	0.7	0.7	2.7
Operating Income (Loss)	0.0	(0.1)	(0.6)	1.4	0.8
Interest Expense, Net	0.0	0.0	0.0	0.0	0.1
Income (Loss) before Provision for Income Taxes	0.0	(0.2)	(0.6)	1.4	0.7
Provision for Income Taxes	0.0	0.0	0.0	0.0	0.1
Income (Loss) of Consolidated Variable Interest Entity	0.2	0.2	0.1	0.5	1.0
Net Income (Loss)	($0.2)	($0.4)	($0.7)	$0.9	($0.4)

Adjusted EBITDA Calculation

	Q1	Q2	Q3	Q4	Total
Operating Income	$0.0	($0.1)	($0.6)	$1.4	$0.8
Plus: Restaurant Depreciation and Amortization	0.2	0.2	0.2	0.2	0.6
Plus: Corporate Depreciation and Amortization	0.1	0.1	0.1	0.1	0.3
Plus: Variable Interest Income	(0.2)	(0.2)	(0.1)	(0.5)	(1.0)
EBITDA	$0.0	($0.1)	($0.4)	$1.2	$0.8

(a) SWRG management estimates of Stillman Restaurant Group New York restaurants results for fiscal year ending December 31, 2007.

35

36 Stillman Restaurant Group – Valuation Summary ($ in millions) Valued As of 6/30/2007P Market Value of Business and Assets to be Acquired Low High Comments New York Restaurants - Business Value $2.3 - $3.8 Multiple range of 3-5x on $751,000 2007P EBITDA (a) Real Estate Assets Held for Sale - N.O. & Dallas 5.5 - 6.0 Estimated net value range based on discussions with Smith & Wollensky management and third parties. Estimated Market Value of Business and Assets $7.8 $9.8 Assumed Liabilities (Including Contingent Liabilities and Other Transaction Consideration) Total Debt & Capital Leases $1.7 - $1.7 As per book value at June 2007P (a) Forgone Value of Employment Contract, Net (a) 1.6 - 1.6 Value of Stillman employment agreement termination payment less present value of annual salary included in NY Restaurants (b) Excess Transaction Costs 0.1 - 0.5 Transaction expenses in excess of $4 million estimated Total Quantifiable Liabilities $3.5 $3.8 Other Liabilities Net Working Capital Adjustment uncertain Net working capital adjustment above available corporate cash as of closing. Non-Compete Agreement uncertain Value of non-compete entered into as a condition to Split-off Taxes Related to Split-Off uncertain All sales, real property transfer, income and other taxes payable by SWRG in connection with Split-off Assumption of 12.5% of Uninsured Transaction Liability uncertain Uninsured portion of fees and disbursements in connection with any transaction related litigation Net Asset Value Calculation Market Value of Business and Assets $7.8 - $9.8 Less: Market Value of Quantifiable Liabilities (c) (3.5) - (3.8) Net Asset Value $4.3 - $5.9 (a) As per SWRG management estimates. (b) Distressed value determined through discussions with contracted real estate brokers on assumed 90 days close and 5% commission. Termination payment obtained from Stillman Employment Agreement dated 5/23/06. (c) Termination payment obtained from Stillman Employment Agreement dated May 23, 2006 Does not include liabilities that were not quantifiable as of 2/25/2007.